Exhibit 1.3b

Execution Version

PUBLIC SERVICE ELECTRIC AND GAS COMPANY

Secured Medium-Term Notes, Series L
Due From 1 Year to 30 Years from Date of Issue

DISTRIBUTION AGREEMENT

September 7, 2016

BARCLAYS CAPITAL Inc. 745 Seventh Avenue New York, New York 10019	MIZUHO SECURITIES USA INC. 320 Park Avenue, 12th Floor New York, New York 10022
BNP Paribas Securities Corp. 787 Seventh Avenue, 7th Floor New York, New York 10019	MORGAN STANLEY & CO. LLC 1585 Broadway New York, New York 10036
BNY Mellon Capital Markets, LLC 101 Barclay Street, Third Floor New York, New York 10286	MUFG Securities AMERICAS Inc. 1221 Avenue of the Americas, 6th Floor New York, New York 10020
CIBC WORLD MARKETS CORP. 300 Madison Avenue, 5th Floor New York, New York 10017	RBC CAPITAL MARKETS, LLC Three World Financial Center 200 Vesey Street, 8th Floor New York, New York 10281
CREDIT SUISSE SECURITIES (USA) LLC Eleven Madison Avenue New York, New York 10010	Scotia capital (usa) inc. 250 Vesey Street New York, New York 10281
GOLDMAN, SACHS & CO. 200 West Street New York, New York 10282	WELLS FARGO SECURITIES, LLC 550 South Tryon Street Charlotte, North Carolina 28202
j.p. morgan Securities LLC 383 Madison Avenue New York, New York 10179

Ladies and Gentlemen:

Public Service Electric and Gas Company, a New Jersey corporation (the “Company”), confirms its agreement with Barclays Capital Inc., BNP Paribas Securities Corp., BNY Mellon Capital Markets, LLC, CIBC World Markets Corp., Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., J.P. Morgan Securities LLC, Mizuho Securities USA Inc., Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., RBC Capital Markets, LLC, Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC (each, an “Agent” and collectively, the “Agents”) with respect to the issue and sale from time to time by the Company of up to U.S. $1,450,000,000 aggregate principal amount of its Secured Medium-Term Notes, Series L,

Due from 1 Year to 30 Years from Date of Issue (the “Notes”). The Notes are to be issued pursuant to the Indenture of Trust, dated as of July 1, 1993, as amended and supplemented from time to time (the “Indenture”), between the Company and The Bank of New York Mellon (as successor trustee to The Chase Manhattan Bank (National Association)), as trustee (the “Indenture Trustee”). As used herein, the term “First Mortgage” means the First and Refunding Mortgage, dated August 1, 1924, between the Company and US Bank National Association (as successor trustee to Wachovia Bank, National Association, which was previously known as Fidelity Union Trust Company), as trustee (the “Mortgage Trustee”), as supplemented and amended from time to time. The term “First Mortgage Bonds” means the First and Refunding Mortgage Bonds, Medium-Term Notes Series L, issued pursuant to a Supplemental Indenture to the First Mortgage, dated September 1, 2016 (the “Supplemental Indenture”), and delivered to the Indenture Trustee as security for the Notes.

This Agreement provides both for the sale of Notes by the Company directly to purchasers, in which case the Agents will act as agents of the Company in soliciting Note purchasers, and (as may from time to time be agreed to by the Company and the applicable Agent) to such Agent as principal for resale to purchasers.

The Company has filed with the Securities and Exchange Commission (the “SEC”) an automatic shelf registration statement on Form S-3 (No. 333-200353) for the registration of its debt securities, including the Notes, under the Securities Act of 1933, as amended (the “1933 Act”), and the offering thereof from time to time in accordance with Rule 415 of the rules and regulations of the SEC under the 1933 Act (the “1933 Act Regulations”). “Registration Statement” means, as of any time, the aforementioned registration statement, as amended to such time, including any document incorporated, or deemed to be incorporated, by reference therein and any prospectus, prospectus supplement and/or pricing supplement that is, or is deemed or retroactively deemed to be, a part thereof at such time that has not been superseded or modified; provided, however, that in the absence of any time reference, the relevant time shall be the time of the first contract of sale for the Notes of a particular tranche, which time shall be considered the “new effective date” of the Registration Statement with respect to such Notes within the meaning of Rule 430B(f)(2) of the 1933 Act Regulations; provided, further, that information contained in a form of prospectus, prospectus supplement or pricing supplement that is retroactively deemed to be part of the Registration Statement pursuant to Rule 430B or Rule 430C shall be considered to be included in the Registration Statement as of the time specified in Rule 430B or Rule 430C, as the case may be, unless otherwise specified herein. The Registration Statement originally became effective upon filing pursuant to Rule 462(e) of the 1933 Act Regulations, and the Indenture has been qualified under the Trust Indenture Act of 1939, as amended (the “1939 Act”).

“Statutory Prospectus” means, collectively, (i) the prospectus relating to various securities of the Company, including the Notes, that is included in the Registration Statement at its original effectiveness, (ii) the prospectus supplement relating to the Notes most recently filed by the Company with the SEC pursuant to Rule 424(b) of the 1933 Act Regulations prior to the Company’s acceptance of an offer for the purchase of Notes of a particular tranche, and (iii) any preliminary pricing supplement delivered by the Company to the applicable Agent(s) for conveyance to investors prior to the Company’s acceptance of an offer for the purchase of Notes of a particular tranche and filed by the Company with the SEC pursuant to Rule 424(b), including, in each case, any document incorporated, or deemed to be incorporated, by reference therein.

“Prospectus” means the Statutory Prospectus, excluding any preliminary pricing supplement, and including the final pricing supplement relating to the Notes of a particular tranche in the form first provided to the applicable Agent(s) for conveyance to investors and filed by the Company with the SEC pursuant to Rule 424(b) of the 1933 Act Regulations that discloses any initial public offering price and the other final terms of such Notes and otherwise satisfies Section 10(a) of the 1933 Act.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 of the 1933 Act Regulations, relating to the Notes of a particular tranche in the form filed, or required to be filed, by the Company with the SEC or, if not required to be filed, in the form retained, or required to be retained, in the Company’s records pursuant to Rule 433(g) of the 1933 Act Regulations.

All references in this Agreement to financial statements and schedules and other information which is “disclosed,” “contained,” “included” or “stated” (or other references of like import) in the Registration Statement, the Statutory Prospectus or the Prospectus shall be deemed to include all such financial statements and schedules and other information which is incorporated by reference in the Registration Statement, the Statutory Prospectus or the Prospectus, as the case may be, prior to the Company’s acceptance of an offer for the purchase of Notes of a particular tranche; and all references in this Agreement to amendments or supplements to the Registration Statement, the Statutory Prospectus or the Prospectus shall be deemed to include the filing of any document under the Securities Exchange Act of 1934, as amended (the “1934 Act”), which is incorporated by reference in the Registration Statement, the Statutory Prospectus or the Prospectus, as the case may be, after the Company’s acceptance of an offer for the purchase of Notes of a particular tranche.

For purposes of this Agreement, all references to the Registration Statement, the General Disclosure Package (as defined below), the Prospectus or to any amendment or supplement to the Registration Statement, the General Disclosure Package or the Prospectus shall be deemed to include any copy filed with the SEC pursuant to its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”).

Section 1.                Appointment as Agents.

(a)                Appointment of Agents. Subject to the terms and conditions stated herein, the Company hereby appoints the Agents as its exclusive agents for the purpose of soliciting purchases of the Notes from the Company by others. The Company agrees that, except as otherwise contemplated herein, whenever it determines to sell Notes directly to an Agent as principal for resale to others, it will enter into a Terms Agreement (as hereinafter defined) relating to such sale in accordance with the provisions of Section 3(b) hereof. The Agents are not authorized to appoint sub-agents in connection with the offer or sale of the Notes through them as agents. The Company may from time to time by notice to the Agents appoint additional Agents to become parties to this Agreement or any applicable Terms Agreement, provided that each such additional Agent shall agree to become a party to this Agreement or such Terms

Agreement, as the case may be, and provided, further, that except in the case of the appointment of an additional Agent for the duration of the program contemplated by this Agreement, following the specific issue or issues of Notes in respect of which such additional Agent shall be acting as agent or principal, such additional Agent shall have no further authority, rights, powers, duties or obligations, except such as may have accrued in connection with the specific issue or issues of Notes for which such additional Agent was appointed.

(b)               Reasonable Efforts Solicitations; Right to Reject Offers. Upon receipt of instructions from the Company, the Agents will use their reasonable efforts to solicit purchases of such principal amount of the Notes as the Company and the Agents shall agree upon from time to time during the term of this Agreement, it being understood that the Company shall not approve the solicitation of purchases of Notes in excess of (i) the amount which shall be authorized by the Company and the Board of Public Utilities of the State of New Jersey (the “BPU”) from time to time or (ii) the aggregate principal amount of the First Mortgage Bonds servicing and securing the Notes. The Agents will have no responsibility for maintaining records with respect to the aggregate principal amount of Notes sold or of otherwise monitoring the availability of Notes for sale by the Company. The Agents will communicate to the Company, orally or in writing, each offer to purchase Notes, other than those offers rejected by such Agents. Each Agent shall have the right, in its discretion reasonably exercised, to reject any proposed purchase of Notes, as a whole or in part, and any such rejection shall not be deemed a breach of such Agent’s agreement contained herein. The Company may accept or reject any proposed purchase of the Notes, in whole or in part.

(c)                Solicitations as Agents; Purchases as Principal. In soliciting purchases of the Notes on behalf of the Company and in performing their other obligations hereunder (other than with respect to any purchase by an Agent as principal, pursuant to a Terms Agreement or otherwise), the Agents shall act solely as agents for the Company and not as principal. The Agents shall use their reasonable efforts to assist the Company in obtaining performance by each purchaser whose offer to purchase Notes has been solicited by an Agent and accepted by the Company. The Agents shall not have any liability to the Company in the event any such purchase is not consummated for any reason. If the Company shall default on its obligations to deliver Notes to a purchaser whose offer it has accepted, the Company shall (i) hold the Agents harmless against any loss, claim or damage arising from or as a result of such default by the Company and (ii) notwithstanding such default, pay to the applicable Agent any commission to which it would be entitled in connection with such sale. The Agents shall not have any obligation to purchase Notes from the Company as principal, but an Agent may agree from time to time to purchase Notes as principal. Any such purchase of Notes by an Agent as principal shall be made in accordance with Section 3(b) hereof.

(d)               Reliance. The Company and the Agents agree that any Notes the placement of which an Agent arranges shall be placed by such Agent, and any Notes purchased by an Agent as principal shall be purchased, in reliance on the representations, warranties, covenants and agreements of the Company contained herein and on the terms and conditions and in the manner provided herein.

Section 2.                  Representations and Warranties.

(a)                The Company represents and warrants to each Agent (i) as of the date hereof, (ii) as of the date of each acceptance by the Company of an offer for the purchase of Notes (whether through such Agent as agent or to such Agent as principal), (iii) as of the Applicable Time (as defined below), (iv) as of the date of each delivery of Notes (whether through such Agent as agent or to such Agent as principal) (the date of each such delivery to an Agent as principal being hereinafter referred to as a “Settlement Date”), and (v) as of any time that the Registration Statement, the General Disclosure Package or the Prospectus shall be amended or supplemented or there is filed with the SEC any document incorporated by reference into the Registration Statement, the General Disclosure Package or the Prospectus (each of the dates referred to above being hereinafter referred to as a “Representation Date;” provided that the term “Representation Date” shall not include clause (v) above during any Suspension Period (as defined below)), as follows:

(i)                 Due Incorporation and Qualification. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of New Jersey with corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the General Disclosure Package or the Prospectus; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify and be in good standing would not have a material adverse effect on the financial condition, business or properties of the Company and its subsidiaries considered as one enterprise.

(ii)               Subsidiaries. Each subsidiary of the Company which is a significant subsidiary, as defined in Rule 405 of Regulation C of the 1933 Act Regulations (each, a “Significant Subsidiary”), if any, has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has corporate power and authority to own, lease and operate its properties and conduct its business as described in the Registration Statement, the General Disclosure Package or the Prospectus and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify and be in good standing would not have a material adverse effect on the financial condition, business or properties of the Company and its subsidiaries considered as one enterprise; and all of the issued and outstanding capital stock of each Significant Subsidiary owned by the Company, directly or through subsidiaries, has been duly authorized and validly issued, is fully paid and non-assessable and, except for directors’ qualifying shares, is free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity.

(iii)             Registration Statement and Prospectus. Since the time of initial filing of the Registration Statement, the Company has been, and continues to be, a “well known seasoned issuer,” as defined in Rule 405 of the 1933 Act Regulations; the Company is and remains eligible to use the automatic shelf registration statement form; at the time the

Registration Statement became effective, the Registration Statement and each amendment thereto complied, and as of each Representation Date will comply, in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations and the 1939 Act and the rules and regulations of the SEC promulgated thereunder; the Notes, since their registration on the Registration Statement, have been and remain eligible for registration by the Company on an automatic shelf registration statement form; the Company has not received from the SEC any notice pursuant to Rule 401(g)(2) of the 1933 Act Regulations objecting to the use of the automatic shelf registration statement form; the Registration Statement, at the time it became effective, did not, and at each time thereafter at which any amendment to the Registration Statement becomes effective or any Annual Report on Form 10-K is filed by the Company with the SEC and as of each Representation Date, will not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and neither the Prospectus nor any amendment or supplement thereto, as of each Representation Date, includes or will include an untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this subsection shall not apply to (A) statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with the Agent Information (as defined below) or (B) that part of the Registration Statement which constitutes the Statements of Eligibility of the Indenture Trustee and the Mortgage Trustee on Form T-1 under the 1939 Act.

(iv)             Eligibility Status. At the time of original filing of the Registration Statement, at the earliest time thereafter that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the 1933 Act Regulations) of the Notes and at the date of any agreement by an Agent to act as principal or agent in connection with the Notes of a particular tranche, the Company was not, is not and will not be an “ineligible issuer,” as defined in Rule 405 of the 1933 Act Regulations.

(v)               General Disclosure Package. As of the time agreed to by the Company and the applicable Agent(s) at the time of the pricing of the Notes of a particular tranche, which, unless otherwise agreed, shall be the time immediately after the Company and the lead Agent(s) agree on the final terms of such Notes (the “Applicable Time”), the Statutory Prospectus, the Issuer Free Writing Prospectuses, if any, delivered by the Company to the applicable Agent(s) a reasonable amount of time prior to the Applicable Time and the final term sheet relating to the Notes of a particular tranche constituting an Issuer Free Writing Prospectus and a Permitted Free Writing Prospectus under Section 4(n) hereof, when considered together (collectively, the “General Disclosure Package”), did not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this subsection shall not apply to statements in or omissions from any prospectus included in the Statutory Prospectus or any Issuer Free Writing Prospectus made in reliance upon and in conformity with the Agent Information.

(vi)             Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the offer and sale of the Notes of the particular tranche or until any earlier date that the Company notified or notifies the applicable Agent(s) as contemplated in Section 4(e) hereof, did not, does not and will not include any information that conflicted, conflicts or will conflict (within the meaning of Rule 433(c) of the 1933 Act Regulations) with the information then contained in the Registration Statement, the General Disclosure Package or the Prospectus.

(vii)           Incorporated Documents. The documents incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, at the time they were or hereafter are filed with the SEC, complied or when so filed will comply, as the case may be, in all material respects with the requirements of the 1934 Act and the rules and regulations promulgated thereunder (the “1934 Act Regulations”), and, when read together and with the other information in the Registration Statement, the General Disclosure Package and the Prospectus, as the case may be, did not and will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

(viii)         Accountants. The accountants who certified the financial statements included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus are independent public accountants within the meaning of the 1933 Act and the 1933 Act Regulations.

(ix)             Financial Statements. The financial statements and any financial statement schedules of the Company and its consolidated subsidiaries included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus present fairly the consolidated financial position of the Company and its consolidated subsidiaries as of the dates indicated and the consolidated results of their operations for the periods specified; except as stated therein, said financial statements have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis; and the financial statement schedules included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus present fairly the information required to be stated therein. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the SEC’s rules and guidelines applicable thereto.

(x)               Authorization and Validity of this Agreement, the Indenture and the Notes. This Agreement has been duly authorized, executed and delivered by the Company; the Indenture has been duly authorized and executed by the Company and, upon due authorization, execution and delivery by the Indenture Trustee, will be a valid and legally binding agreement of the Company enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally or by general equity principles; the Indenture has been duly qualified under the 1939 Act; the

Notes have been duly authorized for issuance and sale pursuant to this Agreement and, when executed by the Company and authenticated and delivered pursuant to the provisions of this Agreement and the Indenture against payment therefor specified in the Prospectus or pursuant to any Terms Agreement, will be valid and legally binding obligations of the Company enforceable in accordance with their terms, except as limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally or by general equity principles, and will be entitled to the benefit of the Indenture; and the Notes and the Indenture will be substantially in the form heretofore delivered to the Agents and conform in all material respects to all statements relating thereto, contained in the Registration Statement, the General Disclosure Package or the Prospectus.

(xi)             Authorization and Validity of the First Mortgage, Supplemental Indenture and First Mortgage Bonds. The First Mortgage and the Supplemental Indenture have each been duly authorized and executed by the Company and, upon due authorization, execution and delivery by the Mortgage Trustee of the Supplemental Indenture, each will be a valid instrument legally binding and enforceable upon the Company, except as limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally or by general equity principles; the First Mortgage Bonds have been duly authorized for issuance and, when executed by the Company and authenticated and delivered pursuant to the provisions of the First Mortgage and the Supplemental Indenture, will be valid and legally binding obligations of the Company enforceable in accordance with their terms, except as limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally or by general equity principles, and will be entitled to the benefit of the First Mortgage; and the First Mortgage Bonds, the First Mortgage and the Supplemental Indenture will be substantially in the form heretofore delivered to the Agents and conform in all material respects to all statements relating thereto contained in the Registration Statement, the General Disclosure Package or the Prospectus.

(xii)           Security for First Mortgage Bonds. The First Mortgage constitutes as security for the First Mortgage Bonds a valid lien on all the property and franchises owned by the Company (except cash, accounts and bills receivable and all merchandise bought, sold or manufactured for sale in the ordinary course of the Company’s business, stocks, bonds, or other corporate obligations or securities, other than those now or hereafter specifically pledged thereunder, not acquired with the proceeds of bonds secured by the First Mortgage) as described or referred to in the Registration Statement, the General Disclosure Package or the Prospectus, subject to no prior liens or encumbrances other than those specified or referred to or as otherwise set forth in the Registration Statement, the General Disclosure Package and the Prospectus.

(xiii)         Security for Notes. Assuming that the Indenture Trustee holds the First Mortgage Bonds as provided in the Indenture, the Indenture creates a valid and perfected first priority security interest in the First Mortgage Bonds.

(xiv)         Material Changes or Material Transactions. Since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package and the Prospectus, except as may otherwise be stated or incorporated by reference in the Registration Statement, the General Disclosure Package and the

Prospectus or contemplated by the Registration Statement, the General Disclosure Package and the Prospectus, (A) there has not been any material adverse change in the financial condition, business or properties of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, (B) there have not been any material transactions entered into by the Company and its subsidiaries considered as one enterprise other than those in the ordinary course of business and (C) the Company has not incurred any material contingent obligations.

(xv)           No Defaults. Neither the Company nor any of its Significant Subsidiaries is in violation of its charter or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any material contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it or any of them or their properties may be bound; and the execution and delivery of this Agreement, the Indenture and the Supplemental Indenture, and the consummation of the transactions contemplated herein and therein, will not conflict with or constitute a breach of, or default under, or, except as contemplated hereby and thereby, result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its Significant Subsidiaries pursuant to, any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which the Company or any of its Significant Subsidiaries is a party or by which it or any of them may be bound or to which any of the property or assets of the Company or any Significant Subsidiary is subject, nor will such action result in any violation of the provisions of the charter or by-laws of the Company or any law, administrative regulation or administrative or court order or decree.

(xvi)         Regulatory Approvals. The BPU has authorized the issuance of the First Mortgage Bonds and the issuance and sale of the Notes then being so offered or sold; the issuance of the First Mortgage Bonds and issuance and sale of the Notes and the execution and delivery of the Indenture and the Supplemental Indenture are in accordance with the authorization of the BPU; and no other consent, approval, authorization, order or decree of any court or governmental agency or body is required for the consummation by the Company of the transactions contemplated by this Agreement, the Indenture or the Supplemental Indenture or in connection with the issuance of the Notes or the First Mortgage Bonds, except such as may be required under the 1933 Act, the 1939 Act, the 1933 Act Regulations or state securities laws.

(xvii)       Legal Proceedings. Except as may be included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, there is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries, which, in the opinion of the Company, is reasonably likely to result in any material adverse change in the financial condition, business or properties of the Company and its subsidiaries considered as one enterprise, or might materially and adversely affect the consummation of the transactions contemplated by this Agreement, the Indenture or the Supplemental Indenture.

(xviii)     Environmental Matters. Except as may be included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus and except as would not, singly or in the aggregate, result in any material adverse change in the financial condition, business or properties of the Company and its subsidiaries considered as one enterprise, (A) neither the Company nor any of its Significant Subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company and its Significant Subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its Significant Subsidiaries and (D) there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its Significant Subsidiaries relating to Hazardous Materials or any Environmental Laws.

(xix)         Internal Controls. The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus fairly presents the information called for in all material respects and is prepared in accordance with the SEC’s rules and guidelines applicable thereto. Except as described in the Registration Statement, the General Disclosure Package and the Prospectus, since the end of the Company’s most recent audited fiscal year, there has been (A) no material weakness in such party’s internal control over financial reporting (whether or not remediated) and (B) no change in such party’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, such internal control over financial reporting.

(xx)           Disclosure Controls and Procedures. The Company employs disclosure controls and procedures that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and is accumulated and communicated to the Company’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure.

(xxi)         No Unlawful Contributions or Other Payments. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and the Company and each of its subsidiaries and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(xxii)       No Conflict with Money Laundering Laws. The operations of the Company and each of its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(xxiii)     Patriot Act. The Company will apply the net proceeds received from the offering and sale of Notes of a particular tranche as described in the Registration Statement, the General Disclosure Package and the Prospectus and, to the knowledge of the Company, none of such net proceeds will be used to further any action in violation or contravention of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) or otherwise violate or contravene the rules, regulations or policies of the U.S. Office of Foreign Assets Control (“OFAC”).

(xxiv)     OFAC. Neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company, any director, officer, agent or employee of the Company or any of its subsidiaries is currently the subject of any sanctions administered or enforced by OFAC.

(b)               Additional Certifications. Any certificate signed by any officer of the Company and delivered to the Agents or to counsel for the Agents in connection with an offering of Notes or the sale of Notes to an Agent as principal shall be deemed a representation and warranty by the Company to the Agents or such Agent, as the case may be, as to the matters covered thereby on the date of such certificate and at each Representation Date subsequent thereto.

Section 3.                Solicitations as Agents; Purchases as Principal.

(a)                Solicitations as Agents. On the basis of the representations and warranties herein contained, but subject to the terms and conditions herein set forth, the Agents agree, as agents of the Company, to use their reasonable efforts to solicit offers to purchase the Notes upon the terms and conditions set forth herein and in the General Disclosure Package and the Prospectus.

The Company reserves the right, in its sole discretion, to suspend solicitation of purchases of the Notes through the Agents, as agents, commencing at any time for any period of time or permanently. Upon receipt of instructions from the Company, the Agents will promptly suspend solicitation of purchases from the Company until such time as the Company has advised the Agents that such solicitation may be resumed.

The Company agrees to pay each Agent a commission, in the form of a discount, equal to the applicable percentage of the principal amount of each Note sold by the Company as a result of a solicitation made by such Agent as set forth in Schedule A hereto.

The purchase price, interest rate, maturity date and other terms of the Notes shall be agreed upon by the Company and the applicable Agent and set forth in a final pricing supplement to the Prospectus to be prepared following each acceptance by the Company of an offer for the purchase of Notes of a particular tranche. Except as may be otherwise provided in such supplement to the Prospectus, the Notes will be issued in denominations of U.S. $1,000 or any integral multiple of U.S. $1,000 in excess thereof. All Notes sold through the Agents as agents will be sold at 100% of their principal amount unless otherwise agreed to by the Company and the applicable Agent.

(b)               Purchases as Principal. Each sale of Notes to an Agent as principal shall be made in accordance with the terms contained herein and (unless the Company and such Agent shall otherwise agree) pursuant to a separate agreement which will provide for the sale of such Notes to, and the purchase and reoffering thereof by, such Agent. Each such separate agreement (which may be an oral agreement with written confirmation prepared by such Agent and mailed to the Company) between such Agent and the Company is hereinafter referred to as a “Terms Agreement.” Unless the context otherwise requires, each reference contained herein to “this Agreement” shall be deemed to include any applicable Terms Agreement between the Company and such Agent. Each such Terms Agreement shall be with respect to such information (as applicable) as is specified in Exhibit A hereto. The applicable Agent’s commitment to purchase Notes as principal pursuant to any Terms Agreement or otherwise shall be deemed to have been made on the basis of the representations and warranties of the Company herein contained and shall be subject to the terms and conditions herein set forth. Each Terms Agreement shall specify the principal amount of Notes to be purchased by the applicable Agent pursuant thereto, the price to be paid to the Company for such Notes (which, if not otherwise specified in such

Terms Agreement, shall be at a discount equivalent to the applicable commission set forth in Schedule A hereto), the time and place of delivery of and payment for such Notes, any provisions relating to the rights of and default by purchasers acting together with such Agent in the reoffering of the Notes and such other provisions (including further terms of the Notes) as may be mutually agreed upon. The applicable Agent may utilize a selling or dealer group in connection with the resale of the Notes purchased by it as principal. Such Terms Agreement shall also specify the requirements, if any, for the stand-off agreement, officers’ certificate, opinions of counsel and comfort letter pursuant to Sections 4(k), 7(b), 7(c) and 7(d) hereof.

(c)                Administrative Procedures. Reasonable and customary administrative procedures with respect to the sale of Notes shall be mutually agreed upon from time to time by the Agents and the Company (the “Procedures”). The Agents and the Company agree to perform the respective duties and obligations specifically provided to be performed by them under the Procedures.

Section 4.                Covenants of the Company.

The Company covenants with each Agent as follows:

(a)                Notice of Certain Events. The Company will notify the Agents immediately of (i) the effectiveness of any amendment to the Registration Statement, (ii) the transmittal to the SEC for filing of any amendment or supplement to the Statutory Prospectus or the Prospectus or any document to be filed pursuant to the 1934 Act which will be incorporated by reference in the Statutory Prospectus or the Prospectus, (iii) the receipt of any comments from the SEC with respect to the Registration Statement, the Statutory Prospectus or the Prospectus or any amendment or supplement thereto, (iv) any request by the SEC for any amendment to the Registration Statement or any amendment or supplement to the Statutory Prospectus or the Prospectus or for additional information, (v) any notice from the SEC pursuant to Rule 401(g)(2) of the 1933 Act Regulations objecting to the use of the automatic shelf registration statement form and (vi) the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or by any governmental agency or authority preventing or limiting the use of any prospectus relating to the Notes or the threat or actual initiation of any proceedings for that purpose. The Company will make every reasonable effort to prevent the issuance of any such order and, if any such order is issued, to obtain the lifting thereof at the earliest practicable moment.

(b)               Notice of Certain Proposed Filings. Except as otherwise provided in subsection (1) of this Section, the Company will (i) give the Agents notice of its intention to file or prepare any new or additional registration statement with respect to the Notes or any amendment to the Registration Statement or any amendment or supplement to the General Disclosure Package or the Prospectus (other than an amendment or supplement providing solely for the establishment of the specific terms of any tranche of Notes (except as to the applicable Agent(s) involved in the offer and sale of such Notes) or the filing of any Current Report on Form 8-K relating solely to an earnings statement under Rule 158), whether by the filing of documents pursuant to the 1934 Act, the 1933 Act or otherwise, (ii) furnish the Agents with copies of any such amendment or supplement or other documents proposed to be filed or prepared a reasonable time in advance of such proposed filing or preparation, as the case may be, and will not file any such amendment or supplement or other documents in a form to which the Agents or counsel to the Agents shall reasonably object and (iii) give the Agents notice of the initiation of any examination pursuant to Section 8(e) of the 1933 Act relating to the Registration Statement or any new or additional registration statement relating to the Notes or the Company becoming subject to a proceeding under Section 8A of the 1933 Act in connection with the Notes. The Company shall pay the required SEC filing fees relating to the Notes within the time required by Rule 456(b)(1)(i) of the 1933 Act Regulations without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) of the 1933 Regulations (including, if applicable, by updating the “Calculation of Registration Fee” table in accordance with Rule 456(b)(1)(ii) either in a post-effective amendment to the Registration Statement or on the cover page of a prospectus filed pursuant to Rule 424(b)).

(c)                Copies of the Registration Statement, the Statutory Prospectus and the Prospectus. To the extent not otherwise available on EDGAR, the Company will deliver to each Agent one certified copy of the Registration Statement (as originally filed electronically) and of each amendment thereto (including exhibits filed therewith or incorporated by reference therein and documents incorporated by reference therein). The Company will furnish to the Agents as many copies of the Statutory Prospectus and the Prospectus (as amended or supplemented) as the Agents shall reasonably request in connection with sales or solicitations of offers to purchase the Notes.

(d)               Rule 424 Filings. The Company will promptly effect all filings necessary pursuant to Rule 424(b) of the 1933 Act Regulations, in the manner and within the time period required by Rule 424(b) (without reliance on Rule 424(b)(8)) and will take such steps as it deems necessary to ascertain promptly whether the form of prospectus transmitted for filing under Rule 424(b) was received for filing by the SEC and, in the event that it was not, it will promptly file such prospectus.

(e)                Revisions of Prospectus — Material Changes. Except as otherwise provided in subsection (1) of this Section, if at any time during the term of this Agreement any event shall occur or condition exist as a result of which it is necessary, in the reasonable opinion of counsel for the Agents or counsel for the Company, to further amend or supplement the Registration Statement, the General Disclosure Package or the Prospectus in order that the same will not include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading (except in the case of the General Disclosure Package and the Prospectus, in the light of the circumstances existing at the Applicable Time or the time the Prospectus is delivered (or but for the exemption in Rule 172 of the 1933 Act Regulations would be required to be delivered) to a purchaser), or if it shall be necessary, in the reasonable opinion of either such counsel, to amend or supplement the Registration Statement, the Statutory Prospectus or the Prospectus in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations, then immediate notice shall be given, and confirmed in writing, to the Agents to cease the solicitation of offers to purchase the Notes in their capacity as agents of the Company and to cease sales of any Notes an Agent may then own as principal pursuant to a Terms Agreement or otherwise, and the Company will promptly prepare and file with the SEC such amendment or supplement, whether by filing documents pursuant to the 1934 Act, the 1933 Act or otherwise, as may be necessary to correct such untrue statement or omission or to make the Registration Statement, the Statutory Prospectus and the Prospectus comply with such requirements, as the case may be. If, prior to the completion of the offer and sale of the Notes of the particular tranche, at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted, conflicts or would conflict with the information then contained in the Registration Statement, the General Disclosure Package or the Prospectus or included, includes or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, the Company will promptly notify the applicable Agent(s) and amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(f)                Prospectus Revisions — Periodic Financial Information. Except as otherwise provided in subsection (1) of this Section, no later than the date on which there shall be released to the general public interim financial statement information related to the Company with respect to each of the first three quarters of any fiscal year or preliminary financial statement information with respect to any fiscal year, the Company shall furnish such information to the Agents and, if such financial statement information is material, shall cause the Registration Statement, the General Disclosure Package and the Prospectus to be amended or supplemented to include or incorporate by reference such financial statement information and corresponding information for the comparable period of the preceding fiscal year, as well as such other information and explanations as shall be necessary for an understanding thereof or as shall be required by the 1933 Act or the 1933 Act Regulations.

(g)               Prospectus Revisions — Audited Financial Information. Except as otherwise provided in subsection (1) of this Section, no later than the date on which there shall be released to the general public financial information included in or derived from the audited financial statements of the Company for the preceding fiscal year, the Company shall cause the Registration Statement, the General Disclosure Package and the Prospectus to be amended or supplemented, whether by the filing of documents pursuant to the 1934 Act, the 1933 Act or otherwise, to include or incorporate by reference such audited financial statements and the report or reports, and consent or consents to such inclusion or incorporation by reference, of the independent accountants with respect thereto, as well as such other information and explanations as shall be necessary for an understanding of such financial statements or as shall be required by the 1933 Act or the 1933 Act Regulations.

(h)               Earnings Statements. The Company will make generally available to its security holders as soon as practicable, but not later than 60 days after the close of the period covered thereby, an earnings statement (in form complying with the provisions of Rule 158 under the 1933 Act) covering each twelve month period beginning, in each case, not later than the first day of the Company’s fiscal quarter next following the “effective date” (as defined in such Rule 158) of the Registration Statement with respect to each sale of Notes; provided, that the Company will be deemed to have furnished such statement to its security holders to the extent it is filed on EDGAR.

(i)                 Blue Sky Qualifications. The Company will endeavor, in cooperation with the Agents, to qualify the Notes for offering and sale under the applicable securities laws of such states and other jurisdictions of the United States as the Agents may request, and will maintain such qualifications in effect for as long as may be required for the distribution of the Notes; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation in any jurisdiction in which it is not so qualified. The Company will file such statements and reports as may be required by the laws of each jurisdiction in which the Notes have been qualified as above provided. The Company will promptly advise the Agents of the receipt by the Company of any notification with respect to the suspension of the qualification of the Notes for sale in any such state or jurisdiction or the initiating or threatening of any proceeding for such purpose.

(j)                 1934 Act Filings. The Company, during the period when a prospectus is required to be delivered (or but for the exemption in Rule 172 of the 1933 Act Regulations would have been required to be delivered) under the 1933 Act, will file promptly all documents required to be filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act.

(k)               Stand-Off Agreement. If required pursuant to the terms of a Terms Agreement, between the time such Terms Agreement is executed and the Settlement Date with respect to such Terms Agreement, the Company will not, without the applicable Agent’s prior written consent, offer or sell, or enter into any agreement to sell, any debt securities of the Company (other than the Notes that are to be sold pursuant to such Terms Agreement and commercial paper in the ordinary course of business).

(l)                 Suspension of Certain Obligations. The Company shall not be required to comply with the provisions of subsections (b), (e), (f) or (g) of this Section during any period from the time the Agents shall have suspended solicitation of purchases of the Notes in their capacity as agents pursuant to a request from the Company to the time the Company shall determine that solicitation of purchases of the Notes should be resumed or shall subsequently enter into a new Terms Agreement with an Agent (such period being referred to herein as a “Suspension Period”); provided, however, that a Suspension Period shall not be in effect and the Company shall remain obligated to comply with the provisions of subsections (b), (e), (f) and (g) of this Section with respect to any Agent that shall then hold any Notes as principal, purchased pursuant to a Terms Agreement or otherwise, for a period of 30 days (or in the case of Section 4(e), six months) after such Agent’s purchase of Notes as principal.

(m)             Renewal Deadline. If, immediately prior to the third anniversary of the original effective date of the Registration Statement, any Notes that the Company has sold, or has agreed to offer and sell, remain unsold by the applicable Agent(s), the Company will, prior to that third anniversary, file, if it has not already done so, a new shelf registration statement relating to such Notes, will use its best efforts to cause such registration statement to be declared effective within 180 days after that third anniversary (if such registration statement is not an automatic shelf registration statement), and will take all other action necessary or appropriate to permit the public offering and sale of such Notes to continue as contemplated in the expired Registration Statement relating to such Notes. References herein to the “Registration Statement” shall include such new shelf registration statement.

(n)               Final Term Sheet. The Company represents and agrees that, unless it obtains the prior consent of the applicable Agent(s), and each applicable Agent represents and agrees that, unless it obtains the prior consent of the Company and, in the case of a principal transaction, the applicable lead Agent, it has not made and will not make any offer relating to the Notes of the particular tranche that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405 of the 1933 Act Regulations, required to be filed with the SEC. Any such free writing prospectus consented to in writing by the Company and the lead Agent is referred to herein as a “Permitted Free Writing Prospectus.” The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433 of the 1933 Act Regulations, and has complied and will comply with the requirements of Rule 433 applicable to any Permitted Free Writing Prospectus, including timely SEC filing where required, legending and record keeping.

Subject to the consent of the lead Agent required in the immediately preceding paragraph, the Company will prepare a final term sheet relating to the final terms of the Notes of each particular tranche and their offering and will file such final term sheet within the period required by Rule 433(d)(5)(ii) of the 1933 Act Regulations following the date such final terms have been established for such Notes. Any such final term sheet is, and shall be deemed to be, an Issuer Free Writing Prospectus and a Permitted Free Writing Prospectus. Notwithstanding anything to the contrary contained herein, the Company consents to the use by any Agent of a free writing prospectus that contains only (a) (i) information describing the preliminary terms of the Notes generally or the Notes of any particular tranche specifically or their offering, (ii) information meeting the requirements of Rule 134 of the 1933 Act Regulations or (iii) information that describes the final terms of the Notes of any particular tranche or their offering and that is or is to be included in the final term sheet of the Company contemplated in the first sentence of this paragraph or (b) other customary information that is neither “issuer information,” as defined in Rule 433, or otherwise an Issuer Free Writing Prospectus.

Section 5.                Conditions of Obligations.

The obligations of the Agents to solicit offers to purchase the Notes as agents of the Company, the obligations of any purchasers of the Notes sold through an Agent as agent, and any obligation of the Agents to purchase Notes pursuant to a Terms Agreement or otherwise will be subject to the accuracy on each Representation Date of the representations and warranties on the part of the Company herein, to the accuracy of the statements of the Company’s officers made in any certificate furnished pursuant to the provisions hereof, to the performance and observance by the Company of all its covenants and agreements herein contained and to the following additional conditions precedent:

(a)                Legal Opinions. On the date hereof, the Agents shall have received the following legal opinions, dated as of the date hereof and in form and substance satisfactory to the Agents:

(1)   Opinion of Company Counsel. The opinion of Tamara L. Linde, Esq., the Executive Vice President and General Counsel of the Company, to the effect that:

(i)	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of New Jersey and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus.

(ii)	To the best of such counsel’s knowledge, the Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify and be in good standing would not have a material adverse effect on the financial condition, business or properties of the Company and its subsidiaries considered as one enterprise.
(iii)	The Company is a subsidiary of Public Service Enterprise Group Incorporated, which is a public utility holding company under the Public Utility Holding Company Act of 2005 (“PUHCA 2005”). Public Service Enterprise Group Incorporated has obtained a waiver from the Federal Energy Regulatory Commission of the accounting, record retention and reporting requirements under PUHCA 2005.
(iv)	Each Significant Subsidiary, if any, of the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has corporate power and authority to own, lease and operate its properties and conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus, and, to the best of such counsel’s knowledge, is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify and be in good standing would not have a material adverse effect on the financial condition, business or properties of the Company and its subsidiaries considered as one enterprise; and all of the issued and outstanding capital stock of each Significant Subsidiary owned by the Company, directly or through subsidiaries, has been duly authorized and validly issued, is fully paid and non-assessable and, except for directors’ qualifying shares, is free and clear of any mortgage, pledge, lien, encumbrance, claim or equity.
(v)	This Agreement has been duly authorized, executed and delivered by the Company.
(vi)	The Indenture has been duly authorized, executed and delivered by the Company and (assuming the Indenture has been duly authorized, executed and delivered by the Indenture Trustee) constitutes a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(vii)	The Notes have been duly authorized for issuance and sale pursuant to this Agreement and, when duly executed by the Company and delivered pursuant to the provisions of this Agreement and the Indenture against the requisite payment therefor (assuming the due authentication thereof by the Indenture Trustee), will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); the statements in the Registration Statement, the General Disclosure Package and the Prospectus, in each case insofar as such statements constitute summaries of the Indenture and the Notes fairly summarize the matters referred to therein in all material respects; and the registered holders of the Notes will be entitled to the benefit of the Indenture.
(viii)	The First Mortgage (including the Supplemental Indenture) has been duly authorized, executed and delivered by the Company and (assuming the First Mortgage (including the Supplemental Indenture) has been duly authorized, executed and delivered by the Mortgage Trustee) constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
(ix)	The First Mortgage Bonds have been duly authorized for issuance and, when duly executed by the Company and delivered by the Company pursuant to the provisions of the First Mortgage (assuming the due authentication thereof by the Mortgage Trustee), will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); the statements in the Registration Statement, the General Disclosure Package and the Prospectus, including under the caption “Description of the Mortgage Bonds–Lien and Security,” in each case insofar as such statements constitute summaries of the First Mortgage Bonds, the First Mortgage and the legal matters, documents or proceedings referred to therein, fairly summarize the matters referred to therein in all material respects.

(x)	The First Mortgage (including the Supplemental Indenture) has been duly recorded, or lodged for record, as a mortgage upon the property covered thereby in such manner as is necessary to maintain the lien thereof.
(xi)	The First Mortgage constitutes as security for the First Mortgage Bonds a valid lien on all the property and franchises owned by the Company (except cash, accounts and bills receivable and all merchandise bought, sold or manufactured for sale in the ordinary course of the Company’s business, stocks, bonds, or other corporate obligations or securities, other than those now or hereafter specifically pledged thereunder, not acquired with the proceeds of bonds secured by the First Mortgage) as described or referred to in the Registration Statement, the General Disclosure Package and the Prospectus, subject to no prior liens or encumbrances other than those specified or referred to or as otherwise set forth in the Registration Statement, the General Disclosure Package and the Prospectus.
(xii)	Assuming that the Indenture Trustee holds the First Mortgage Bonds in the State of New Jersey, and as provided in the Indenture, the Indenture creates a valid and perfected first priority security interest in the First Mortgage Bonds.
(xiii)	The statements in (1) the Company’s most recent Annual Report on Form 10-K under the captions (A) Part I, Item 1. Business – Regulatory Issues, (B) Part I, Item 1. Business – Environmental Matters, (C) Part I, Item 3. Legal Proceedings and (2) the Company’s subsequently filed Quarterly Reports on Form 10-Q under the captions (A) Part II, Item 1. Legal Proceedings and (B)

Part II, Item 5. Other Information, in each case including the information incorporated by reference in such section and insofar as such statements constitute summaries of the legal matters, documents or proceedings referred to therein, fairly summarize the matters referred to therein in all material respects.

(xiv)	The Indenture has been duly qualified under the 1939 Act.
(xv)	The Registration Statement is effective under the 1933 Act and, to the best of such counsel’s knowledge, no stop order suspending the effectiveness of the Registration Statement or the use of any prospectus relating to the Notes has been issued under the 1933 Act or proceedings therefor initiated or threatened by the SEC or any other governmental agency or authority.
(xvi)	The Registration Statement (except for the financial statements and the related notes thereto, the financial statement schedules or the financial or accounting data incorporated by reference therein or Exhibits 25.1, 25.2 or 25.3 thereto, as to which such counsel expresses no opinion), as of its most recent effective date, and the Prospectus (except for the financial statements and the related notes thereto, the financial statement schedules or the financial or accounting data incorporated by reference therein, as to which such counsel expresses no opinion), as of the date hereof, or (if such opinion is being delivered in connection with a Terms Agreement pursuant to Section 7(c) hereof) as of the date of such Terms Agreement, appeared on their face to be appropriately responsive, in all material respects relevant to the offering of the Notes, to the applicable requirements of the 1933 Act.
(xvii)	Each document filed pursuant to the 1934 Act and incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus appeared on its face, at the time it was filed, to be appropriately responsive in all material respects with the applicable requirements of the 1934 Act.
(xviii)	To the best of such counsel’s knowledge, neither the Company nor any of its Significant Subsidiaries is in violation of its charter or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any material contract, indenture, mortgage, loan agreement, note or lease to which it is a party or by which it or any of them or their properties may be bound; and the execution and delivery of this Agreement, the Indenture and the Supplemental Indenture, and the consummation by the Company of the transactions contemplated hereby and thereby, will not conflict with, violate or constitute a breach of, or default under, or, except as contemplated hereby and thereby, result in the creation or imposition of (A) any lien, charge or encumbrance upon any property or assets of the Company or any of its Significant Subsidiaries pursuant to, any contract, indenture, mortgage, loan agreement, note, lease or other instrument known to such counsel and to which the Company or any Significant Subsidiary is a party or by which it or any of them may be bound or to which any of the property or assets of the Company or any Significant Subsidiary is subject, (B) any law, administrative regulation or administrative or court decree known to such counsel to be applicable to the Company of any court or governmental agency, authority or body or any arbitrator having jurisdiction over the Company (other than federal and state securities or blue sky laws, as to which such counsel expresses no opinion in this paragraph), or (C) the charter or by-laws of the Company.

(xix)	The franchises of the Company are sufficient authority for it to carry on its business as described in the Registration Statement, the General Disclosure Package and the Prospectus.
(xx)	The BPU has authorized the issuance of the First Mortgage Bonds and the issuance and sale of the Notes, in each case for the period specified therein; the issuance of the First Mortgage Bonds is, the execution and delivery of the Indenture and the Supplemental Indenture are, and the issuance and sale of the Notes pursuant to the Indenture will be, in accordance with the authorization of the BPU; and no other consent, approval, authorization, order or decree of any court or governmental agency or body is required for the consummation by the Company of the transactions contemplated by this Agreement, the Indenture and the Supplemental Indenture, except such as may be required under the 1933 Act, the 1939 Act or state securities laws.

In giving such opinion, counsel of the Company may rely as to all matters of Pennsylvania law and legal conclusions based thereon upon the opinion of Ballard Spahr LLP of Philadelphia, Pennsylvania. As to matters set forth in subparagraphs (x) and (xi) above, the opinion of counsel of the Company may be based in part on title insurance policies and reports and searches obtained from companies engaged in the business of insuring title to real estate in New Jersey, and the opinion of Ballard Spahr LLP may be based in part on title insurance policies and reports and searches obtained from a company engaged in the business of insuring title to real estate in Pennsylvania, and on certificates or opinions of local counsel deemed by them to be reliable and competent.

(2)   Opinion of Counsel to the Agents. The opinion of Sidley Austin llp, counsel to the Agents, covering the matters referred to in subparagraph (1) under the subheadings (v) to (viii), inclusive (except as to the validity, binding effect and enforceability of the instrument or obligations specified therein under New Jersey law), (ix) (except that no opinion need be expressed with respect to the provisions of the First Mortgage summarized under “Description of the Mortgage Bonds—Lien and Security” and except as to the validity, binding effect and enforceability of the agreement or obligations specified therein under New Jersey law)), and (xiv) to (xvi), inclusive, above.

(3)               Disclosure Statement. In giving their opinions required by subsection (a)(1) and (a)(2) of this Section, Tamara L. Linde, Esq. and Sidley Austin llp shall each additionally state that on the basis of a general review and discussion with certain officers and employees of the Company, but without independent check or verification, except as indicated, nothing has come to their attention that has caused them to believe that (A) the Registration Statement, at the time it became effective or, if an amendment to the Registration Statement or an Annual Report on Form 10-K has been filed by the Company with the SEC subsequent to the effectiveness of the Registration Statement, then at the time such amendment became effective or at the time of the most recent such filing, as the case may be, at the date hereof or (if such opinion is being delivered in connection with a Terms Agreement pursuant to Section 7(c) hereof) at the date of such Terms Agreement or at the time of any “new effective date” within the meaning of Rule 430(B)(f)(2) of the 1933 Act Regulations, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (B) the Prospectus, as amended or supplemented, at the date hereof, or (if such opinion is being delivered in connection with a Terms Agreement pursuant to Section 7(c) hereof) at the date of such Terms Agreement or at the Settlement Date with respect thereto, as the case may be, included or includes an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (C) (if such opinion is being delivered in connection with a Terms Agreement pursuant to Section 7(c) hereof) the General Disclosure Package, as of the Applicable Time, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)               Officers’ Certificate. On the date hereof, the Agents shall have received a certificate of the President or Vice President and the chief financial or chief accounting officer of the Company, dated as of the date hereof, to the effect that (i) since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package or the Prospectus or since the date of any applicable Terms Agreement, there has not been any material adverse change in the financial condition, business or properties of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, except as may otherwise be stated or incorporated by reference or contemplated by the Registration Statement, the General Disclosure Package and the Prospectus, (ii) the representations and warranties of the Company contained herein are true and correct with the same force and effect as though expressly made at and as of the date of such certificate, (iii) the Company has performed or complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the date of such certificate, and (iv) no stop order suspending the effectiveness of the Registration Statement or the use of any prospectus relating to the Notes has been issued and no proceedings for that purpose have been initiated or, to the knowledge of the Company, have been threatened by the SEC or any other governmental agency or authority.

(c)                Comfort Letter. On the date hereof, the Agents shall have received a letter from Deloitte & Touche LLP, dated as of the date hereof and in form and substance satisfactory to the Agents, with respect to the audited and unaudited financial statements and certain financial information contained or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus.

(d)               Other Documents. On the date hereof and on each Settlement Date with respect to any applicable Terms Agreement, counsel to the Agents shall have been furnished with such documents and opinions as such counsel may reasonably require for the purpose of enabling such counsel to pass upon the issuance and sale of Notes as herein contemplated and related proceedings, or in order to evidence the accuracy and completeness of any of the representations and warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of Notes as herein contemplated shall be satisfactory in form and substance to the Agents and to counsel to the Agents.

If any condition specified in this Section 5 shall not have been fulfilled when and as required to be fulfilled, this Agreement (or, at the option of the applicable Agent(s), any applicable Terms Agreement) may be terminated by the Agents (or such Agent(s)) by notice to the Company at any time and any such termination shall be without liability of any party to any other party, except that the covenant regarding provision of an earnings statement set forth in Section 4(h) hereof, the provisions concerning payment of expenses under Section 10 hereof, the indemnity and contribution agreement set forth in Sections 8 and 9 hereof, the provisions concerning the representations, warranties and agreements to survive delivery of Section 11 hereof, the provisions concerning governing law set forth in Section 14 hereof and the provisions set forth under “Parties” of Section 15 hereof shall remain in effect.

Section 6.                Delivery of and Payment for Notes Sold through the Agents.

Delivery of Notes sold through the Agents as agents of the Company shall be made by the Company to the Agents for the account of any purchaser only against payment therefor in immediately available funds. In the event that a purchaser shall fail either to accept delivery of or to make payment for a Note on the date fixed for settlement, the applicable Agent shall promptly notify the Company and deliver the Note to the Company, and, if such Agent has theretofore paid the Company for such Note, the Company will promptly return such funds to such Agent. If such failure occurred for any reason other than default by such Agent in the performance of its obligations hereunder, the Company will reimburse such Agent on an equitable basis for its loss of the use of the funds for the period such funds were credited to the Company’s account.

Section 7.                Additional Covenants of the Company.

The Company covenants and agrees with each Agent that:

(a)                Reaffirmation of Representations and Warranties. Each acceptance by it of an offer for the purchase of Notes, and each delivery of Notes to an Agent as principal pursuant to a

Terms Agreement or otherwise, shall be deemed to be an affirmation that the representations and warranties of the Company contained in this Agreement and in any certificate theretofore delivered to the Agents pursuant hereto are true and correct at the time of such acceptance or sale, as the case may be, and an undertaking that such representations and warranties will be true and correct at the time of delivery to the purchaser or its agent, or to such Agents, of the Notes or Notes relating to such acceptance or sale, as the case may be, as though made at and as of each such time (and it is understood that such representations and warranties shall relate to the Registration Statement, the General Disclosure Package and the Prospectus as amended and supplemented to each such time).

(b)               Subsequent Delivery of Certificates. Each time that (i) the Registration Statement, the General Disclosure Package or the Prospectus shall be amended or supplemented (other than by an amendment or supplement providing solely for the establishment of the specific terms of any tranche of Notes), (ii) there is filed with the SEC any document incorporated by reference into the Registration Statement, the General Disclosure Package or the Prospectus (other than the filing of any Current Report on Form 8-K relating solely to an earnings statement under Rule 158), (iii) (if required pursuant to the terms of a Terms Agreement) the Company sells Notes to an Agent pursuant to a Terms Agreement, or (iv) the BPU shall authorize the issuance of First Mortgage Bonds and the issuance and sale of Notes beyond the date of its previous authorization, then the Company shall furnish or cause to be furnished to the Agents or such Agent, as the case may be, forthwith a certificate dated the date of filing with the SEC of such supplement or document, the date of effectiveness of such amendment, the date of such sale, or the soonest practicable date following such authorization, as the case may be, in form satisfactory to the Agents or such Agent, as the case may be, to the effect that the statements contained in the certificate referred to in Section 5(b) hereof which were last furnished to the Agents are true and correct at the time of such amendment, supplement, filing, sale or authorization, as the case may be, as though made at and as of such time (except that such statements shall be deemed to relate to the Registration Statement, the General Disclosure Package and the Prospectus as amended and supplemented to such time and to the most recent authorization of the BPU, as the case may be) or, in lieu of such certificate, a certificate of the same tenor as the certificate referred to in said Section 5(b), modified as necessary to relate to the Registration Statement, the General Disclosure Package and the Prospectus as amended and supplemented to the time of delivery of such certificate and to the most recent authorization of the BPU; provided, however, that the Company shall not be required (except in the case of clause (iii) above) to deliver such certificate during any Suspension Period.

(c)                Subsequent Delivery of Legal Opinions. Each time that (i) the Registration Statement, the General Disclosure Package or the Prospectus shall be amended or supplemented (other than by an amendment or supplement providing solely for the establishment of the specific terms of any tranche of Notes or solely for the inclusion of additional financial information), (ii) there is filed with the SEC any document incorporated by reference into the Registration Statement, the General Disclosure Package or the Prospectus (other than any Current Report on Form 8-K, unless the Agents shall otherwise specify), (iii) (if required pursuant to the terms of a Terms Agreement) the Company sells Notes to an Agent pursuant to a Terms Agreement, or (iv) the BPU shall authorize the issuance of First Mortgage Bonds and issuance and sale of Notes beyond the date of its previous authorization, then the Company shall furnish or cause to be furnished forthwith to the Agents or such Agent, as the case may be, a written opinion of the counsel for the Company referred to in Section 5(a)(1) hereof, or other counsel satisfactory to the Agents, dated the date of filing with the SEC of such supplement or document, the date of effectiveness of such amendment, the date of such sale, or the soonest practicable date following such authorization, as the case may be, in form and substance satisfactory to the Agents or such Agent, as the case may be, of the same tenor as the opinion referred to in Section 5(a)(1) and Section 5(a)(3) hereof, but modified, as necessary, to relate to the Registration Statement, the General Disclosure Package and the Prospectus as amended and supplemented to the time of delivery of such opinion and to the most recent authorization of the BPU; or, in lieu of such opinion, counsel last furnishing the opinion to the Agents shall furnish the Agents or such Agent, as the case may be, with a letter to the effect that the Agents or such Agent, as the case may be, may rely on such last opinion to the same extent as though it was dated the date of such letter authorizing reliance (except that statements in such last opinion shall be deemed to relate to the Registration Statement, the General Disclosure Package and the Prospectus as amended and supplemented to the time of delivery of such letter authorizing reliance and to the most recent authorization of the BPU); provided, however, that such counsel shall not be required to include in such opinion the matters set forth in clauses (x) and (xi) of said Section 5(a)(1) if the Company, in compliance with subsection (2) of Section 18 of Article Five of the First Mortgage, has delivered an opinion of counsel covering such matters and the Agents are entitled to rely thereon; provided, further, that the Company shall not be required (except in the case of clause (iii) above) to cause the delivery of such opinion during any Suspension Period.

(d)               Subsequent Delivery of Comfort Letters. Each time that (i) the Registration Statement, the General Disclosure Package or the Prospectus shall be amended or supplemented to include additional financial information, (ii) there is filed with the SEC any document incorporated by reference into the Registration Statement, the General Disclosure Package or the Prospectus which contains additional financial information (other than the filing of any Current Report on Form 8-K relating solely to an earnings statement under Rule 158), or (iii) (if required pursuant to the terms of a Terms Agreement) the Company sells Notes to an Agent pursuant to a Terms Agreement, then the Company shall cause Deloitte & Touche LLP forthwith to furnish the Agents or such Agent, as the case may be, with a letter, dated the date of effectiveness of such amendment, supplement or document with the SEC, or the date of such sale, as the case may be, in form satisfactory to the Agents or such Agent, as the case may be, of the same tenor as the letter referred to in Section 5(c) hereof but modified to relate to the Registration Statement, the General Disclosure Package and the Prospectus, as amended and supplemented to the date of such letter and with such changes as may be necessary to reflect changes in the financial statements and other information derived from the accounting records of the Company; provided, however, that if the Registration Statement, the General Disclosure Package or the Prospectus is amended or supplemented solely to include financial information as of and for a fiscal quarter, Deloitte & Touche LLP may limit the scope of such letter to the unaudited financial statements included in such amendment or supplement unless any other information included therein of an accounting, financial or statistical nature is of such a nature that, in the reasonable judgment of the Agents or such Agent, as the case may be, such letter should cover such other information; provided, however, that the Company shall not be required (except in the case of clause (iii) above) to cause the delivery of such letter during any Suspension Period.

Section 8.                  Indemnification.

(a)                Indemnification of the Agents. The Company agrees to indemnify and hold harmless each Agent and each person, if any, who controls such Agent within the meaning of Section 15 of the 1933 Act as follows:

(i)                 against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), or the omission or alleged omission therefrom of a material fact necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact included in a preliminary prospectus, each Statutory Prospectus, the Prospectus, any Issuer Free Writing Prospectus or the General Disclosure Package (or any amendment or supplement thereto) or the omission or alleged omission therefrom of a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, unless such untrue statement or omission or such alleged untrue statement or omission was made in the Statements of Eligibility of the Indenture Trustee and the Mortgage Trustee on Form T-1 under the 1939 Act or in reliance upon and in conformity with the Agent Information;

(ii)               against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of the Company; and

(iii)             against any and all expense whatsoever, as incurred (including the fees and disbursements of one firm of counsel (in addition to any local counsel) chosen by such Agent), reasonably incurred in investigating, preparing or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above.

(b)               Indemnification of Company. Each Agent severally agrees to indemnify and hold harmless the Company, its directors, each of its officers who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto) or the Statutory Prospectus or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Company by such Agent expressly for use in the Registration Statement (or any amendment thereto) or the Statutory Prospectus or the Prospectus (or any amendment or supplement thereto). The Company and the Agents hereby acknowledge and agree that the only written information furnished to the Company jointly by the Agents expressly for use in the Registration Statement

(or any amendment thereto) or the Statutory Prospectus or the Prospectus (or any amendment or supplement thereto) are the statements set forth in the (i) second, third and fourth sentences of the second paragraph, (ii) third and fourth sentences of the fifth paragraph, (iii) first and third sentences of the sixth paragraph and (iv) first sentence of the seventh paragraph, in each case under the caption “Plan of Distribution” in the Registration Statement, the Statutory Prospectus and the Prospectus (collectively, the “Agent Information”).

(c)                General. In no case shall an indemnifying party be liable under this indemnity agreement with respect to any claim made against an indemnified party unless such indemnifying party shall be notified in writing of the nature of the claim within a reasonable time after the assertion thereof, but failure so to notify such indemnifying party shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. The Company shall be entitled to participate at its own expense in the defense, or, if it so elects within a reasonable time after receipt of such notice, to assume the defense of any suit brought to enforce any such claim against one or more Agents, but if it so elects to assume the defense, such defense shall be conducted by counsel chosen by it and approved by the Agent or Agents or controlling person or persons, defendant or defendants in any suit so brought, which approval shall not be unreasonably withheld. In the event that the Company elects to assume the defense of any such suit and retains such counsel, the Agent or Agents or controlling person or persons, defendant or defendants in the suit shall bear the fees and expenses of any additional counsel thereafter retained by them. Notwithstanding the foregoing, in the event that the parties to any such action (including impleaded parties) include both the Company and one or more Agents and any such Agent shall have been advised by counsel chosen by it and satisfactory to the Company that there may be one or more legal defenses available to it which are different from or additional to those available to the Company, the Company shall not have the right to assume the defense of such action on behalf of such Agent and will reimburse such Agent and any person controlling such as aforesaid for the reasonable fees and expenses of any counsel retained by them, it being understood that the Company shall not, in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for such Agent (in addition to any local counsel). The Company agrees to notify the Agents within a reasonable time of the assertion of any claim against it, any of its directors, any of its officers who signed the Registration Statement, or any person who controls the Company within the meaning of Section 15 of the 1933 Act.

Section 9.                Contribution.

If the indemnification provided for in Section 8 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the applicable Agent(s), on the other hand, from the offering of the Notes that were the subject of the claim for indemnification or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and the applicable Agent(s), on the other hand, in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company, on the one hand, and the applicable Agent(s), on the other hand, in connection with the offering of the Notes that were the subject of the claim for indemnification shall be deemed to be in the same respective proportions as the total net proceeds from the offering of such Notes (before deducting expenses) received by the Company and the total discount or commission received by each applicable Agent, as the case may be, bears to the aggregate initial offering price of such Notes.

The relative fault of the Company, on the one hand, and the applicable Agent(s), on the other hand, shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the applicable Agent(s) and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Agents agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation (even if the applicable Agent(s) were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 9. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 9 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any applicable untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 9, (i) no Agent shall be required to contribute any amount in excess of the amount by which the total discount or commission received by such Agent in connection with the offering of the Notes that were the subject of the claim for indemnification exceeds the amount of any damages which such Agent has otherwise been required to pay by reason of any applicable untrue or alleged untrue statement or omission or alleged omission and (ii) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. In addition, in connection with an offering of Notes purchased from the Company by two or more Agents as principal, the respective obligations of such Agents to contribute pursuant to this Section 9 are several, and not joint, in proportion to the aggregate principal amount of Notes that each such Agent has agreed to purchase from the Company.

For purposes of this Section 9, each person, if any, who controls an Agent within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as such Agent, and each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company.

Section 10.              Payment of Expenses.

The Company will pay all expenses incident to the performance of its obligations under this Agreement, including:

(i)                 The preparation and filing of the Registration Statement, the Statutory Prospectus, each Issuer Free Writing Prospectus and the Prospectus and any amendments or supplements thereto;

(ii)               The preparation, filing and reproduction of this Agreement and any applicable Terms Agreement;

(iii)             The preparation, printing, issuance and delivery of the Notes, including any fees and expenses relating to the use of book-entry Notes, and the First Mortgage Bonds;

(iv)             The fees and disbursements of the Company’s accountants and counsel, the Indenture Trustee and its counsel, and the Mortgage Trustee and its counsel;

(v)               The reasonable fees and disbursements of counsel to the Agents incurred in connection with the establishment of the program relating to the Notes and those incurred from time to time in connection with the transactions contemplated hereby;

(vi)             The qualification of the Notes under state securities laws in accordance with the provisions of Section 4(i) hereof including filing fees and the fees (up to $7,000 in the aggregate) and disbursements of counsel for the Agents in connection therewith and in connection with the preparation of any Blue Sky Survey and any Legal Investment Survey;

(vii)           The printing and delivery to the Agents in quantities as hereinabove stated of copies of the Registration Statement, the Statutory Prospectus, each Issuer Free Writing Prospectus and the Prospectus and any amendments or supplements thereto, and the delivery by the Agents of the General Disclosure Package and the Prospectus and any amendments or supplements thereto in connection with solicitations or confirmations of sales of the Notes;

(viii)         The preparation, printing, reproduction, and delivery to the Agents of copies of the Indenture and the Supplemental Indenture;

(ix)             Any fees charged by nationally recognized securities rating agencies selected by the Company for the rating of the Notes;

(x)               The fees and expenses, if any, incurred with respect to any filing with the Financial Industry Regulatory Authority;

(xi)             Any advertising and other out-of-pocket expenses of the Agents incurred with the approval of the Company;

(xii)           The cost of providing any CUSIP or other identification numbers for the Notes; and

(xiii)         The fees and expenses of any Depositary and any nominees thereof in connection with the Notes.

Section 11.            Representations, Warranties and Agreements to Survive Delivery.

All representations, warranties and agreements contained in this Agreement, or contained in certificates of officers of the Company submitted pursuant hereto or thereto, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Agents or any controlling person of any Agent, or by or on behalf of the Company, and shall survive each delivery of and payment for any of the Notes.

Section 12.            Termination.

(a)                Termination of this Agreement. This Agreement (excluding any Terms Agreement) may be terminated for any reason, at any time by either the Company or any Agent, as to such Agent, upon the giving of 30 days’ written notice of such termination to the other party hereto.

(b)               Termination of a Terms Agreement. An Agent may terminate the applicable Terms Agreement, immediately upon notice to the Company, at any time on or prior to the Settlement Date relating thereto (i) if there has been, since the time such Terms Agreement is executed or since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package and the Prospectus, any material adverse change in the financial condition, business or properties of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or (ii) if there shall have occurred any material adverse change in the financial markets in the United States or any outbreak or escalation of hostilities or other national or international calamity or crisis the effect of such change, outbreak, escalation, calamity or crisis of which is such as to make it, in the reasonable judgment of such Agent, impracticable to market the Notes or enforce contracts for the sale of the Notes, or (iii) if trading in any securities of the Company has been suspended by the SEC or a national securities exchange, or if trading generally on the New York Stock Exchange shall have been suspended, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices for securities have been required, by such exchange or by order of the SEC or any other governmental authority, or if a banking moratorium shall have been declared by either Federal or New York authorities, or if a material disruption in commercial banking or securities settlement or clearance services in the United States has occurred, or (iv) if the rating assigned by any “nationally recognized securities rating organization,” as defined in Section 3(a)(62) of the 1934 Act, to any debt securities of the Company as of the time such Terms Agreement is executed shall have been lowered or withdrawn since that time or if any such rating agency shall have publicly announced or given notice of any intended or potential decrease in or withdrawal of any such rating or of a possible change in any such rating that does not indicate the direction of the possible change, or (v) if there shall have come to such Agent’s attention any facts that would cause such Agent to reasonably believe that the General Disclosure Package, at the Applicable Time, or the

Prospectus, at the time it was required to be delivered (or but for the exemption in Rule 172 of the 1933 Act Regulations would have been required to be delivered) to a purchaser of Notes, included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances existing at the time of such delivery, not misleading.

(c)                General. In the event of any such termination, neither party will have any liability to the other party hereto, except that (i) each Agent shall be entitled to any fees previously earned in accordance with the third paragraph of Section 3(a) hereof, (ii) if at the time of termination (a) each Agent shall own any Notes purchased as principal pursuant to a Terms Agreement or otherwise with the intention of reselling them (which shall be presumed unless such Agent shall declare at the time of such purchase that it is purchasing such Notes for its own account and not with a view to the distribution thereof) or (b) an offer to purchase any of the Notes has been accepted by the Company but the time of delivery to the purchaser or its agent of the Note or Notes relating thereto has not occurred, the covenants set forth in Sections 4 and 7 hereof shall remain in effect until such Notes are so resold, and (iii) the covenant set forth in Section 4(h) hereof, the provisions of Section 10 hereof, the indemnity and contribution agreements set forth in Sections 8 and 9 hereof, and the provisions of Sections 11, 14 and 15 hereof shall remain in effect.

Section 13.            Notices.

Unless otherwise provided herein, all notices required under the terms and provisions hereof shall be in writing, either delivered by hand, by mail or by telex, telecopier or telegram, and any such notice shall be effective when received at the address specified below.

If to the Company:

Public Service Electric and Gas Company
80 Park Plaza
Newark, New Jersey 07102
Attention: Treasurer

If to Agents:

Barclays Capital Inc.

745 Seventh Avenue

New York, New York 10019

Attention.: MTN Trading

Telecopy: (646) 834-8133

BNP Paribas Securities Corp.
787 Seventh Avenue, 7th Floor
New York, New York 10019
Attention: Fixed Income Syndicate
Telecopy: (917) 472-4745

BNY Mellon Capital Markets, LLC

101 Barclay Street, Third Floor

New York, New York 10286
Attention: Debt Capital Markets
Telecopy: (212) 815-6403

CIBC World Markets Corp.
300 Madison Avenue, 5th Floor
New York, New York 10017
Email: dlcibcexecutionmanagement@cibc.com

Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, New York 10010
Attention: Short and Medium Term Products
Telecopy: (212) 743-5825

Goldman, Sachs & Co.
200 West Street
New York, New York 10282
Attention: Registration Department
Telecopy: (212) 902-9316

j.p. Morgan Securities LLC
383 Madison Avenue
New York, New York 10179
Attention: MTN Desk
Telecopy: (212) 834-6081

Mizuho Securities USA Inc.
320 Park Avenue, 12th Floor
New York, New York 10022
Attention: Debt Capital Markets
Telecopy: (212) 205-7812

Morgan Stanley & Co. LLC
1585 Broadway, 29th Floor
New York, New York 10036
Attention: Investment Banking Division
Telecopy: (212) 507-8999

MUFG Securities Americas Inc.
1633 Broadway, 29th Floor
New York, New York 10019
Attention: Capital Markets Group
Telecopy: (646) 434-3455

RBC Capital Markets, LLC
Three World Financial Center
200 Vesey Street, 8th Floor

New York, New York 10281
Attention: Transaction Management/Scott Primrose
Telecopy: (212) 658-6137

Scotia Capital (USA) Inc.
250 Vesey Street
New York, New York 10281
Attention: Debt Capital Markets
Telecopy: (212) 225-6550

Wells Fargo Securities, LLC
550 South Tryon Street, 5th Floor

Charlotte, NC 28202

Attention: Transaction Management

Telecopy: (704) 410-0326

or at such other address as such party may designate from time to time by notice duly given in accordance with the terms of this Section 13.

Section 14.            Governing Law.

This Agreement and all the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to agreements made and to be performed in such State.

Section 15.            Parties.

This Agreement shall inure to the benefit of and be binding upon the Agents and the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the parties hereto and their respective successors and the controlling persons and officers and directors referred to in Sections 8 and 9 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the parties hereto and their respective successors and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Notes shall be deemed to be a successor by reason merely of such purchase.

Section 16. No Fiduciary Duty.

The Company acknowledges and agrees that (i) each purchase and sale, or placement, of Notes under this Agreement, including the determination of any price for such Notes and Agent compensation, is an arm’s-length commercial transaction between the Company, on the one hand, and the applicable Agent(s), on the other hand, (ii) in connection therewith and with the process leading to such transactions, each Agent is acting solely as a principal and is not the agent (except to the extent explicitly agreed to pursuant to this Agreement) or fiduciary of the Company or any of its affiliates, (iii) no Agent has assumed any advisory or fiduciary responsibility in favor of the Company or any of its affiliates with respect to any offering of Notes under this Agreement or the process leading thereto (irrespective of whether such Agent has advised or is currently advising the Company or any of its affiliates on other matters) or any other obligation to the Company or any of its affiliates with respect to any offering of Notes except the obligations explicitly set forth in this Agreement, (iv) the Agents and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and (v) no Agent has provided any legal, accounting, regulatory or tax advice with respect to the transactions contemplated by this Agreement, and the Company has consulted its own legal and financial advisors to the extent it deemed appropriate.

Section 17. Patriot Act.

In accordance with the requirements of the Patriot Act, the Agents are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Agents to properly identify their respective clients.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Agents and the Company in accordance with its terms.

Very truly yours,

Public Service Electric and Gas Company

By:	/s/ Bradford Huntington
Name: Bradford Huntington
Title: Treasurer

Accepted:

bARCLAYS cAPITAL iNC.

By:	/s/ Pamela Kendall
Name: Pamela Kendall
Title: Director

BNP Paribas Securities Corp.

By:	/s/ Paul Lange
Name: Paul Lange
Title: Managing Director

BNY Mellon Capital Markets, LLC

By:	/s/ Philip Benedict
Name: Philip Benedict
Title: Managing Director

CIBC WORLD MARKETS CORP.

By:	/s/ Michael Kim
Name: Michael Kim
Title: Managing Director

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Nevin Bhatia
Name: Nevin Bhatia
Title: Director

j.p. morgan Securities LLC

By:	/s/ Som Bhattacharyya
Name: Som Bhattacharyya
Title: Vice President

Goldman, sachs & co.

By:	/s/ Ryan Gilliam
Name: Ryan Gilliam
Title: Vice President

MIZUHO SECURITIES USA iNC.

By:	/s/ Okwudiri Onyedum
Name: Okwudiri Onyedum
Title: Managing Director

MORGAN STANLEY & CO. LLC

By:	/s/ Yurij Slyz
Name: Yurij Slyz
Title: Executive Director

MUFG Securities Americas Inc.

By:	/s/ Richard Testa
Name: Richard Testa
Title: Managing Director

RBC CAPITAL MARKETS, LLC

By:	/s/ Scott G. Primrose
Name: Scott G. Primrose
Title: Authorized Signatory

Scotia capital (usa) inc.

By:	/s/ Paul McKeown
Name: Paul McKeown
Title: Managing Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Carolyn Hurley
Name: Carolyn Hurley
Title: Director

SCHEDULE A

Maturity Ranges	Percent of Principal Amount

From 1 year to less than 18 months	.150%
From 18 months to less than 2 years	.200%
From 2 years to less than 3 years	.250%
From 3 years to less than 4 years	.350%
From 4 years to less than 5 years	.450%
From 5 years to less than 6 years	.500%
From 6 years to less than 7 years	.500%
From 7 years to less than 10 years	.550%
From 10 years to less than 15 years	.600%
From 15 years to less than 20 years	.600%
From 20 years to 30 years	.750%

EXHIBIT A

The following terms, if applicable, shall be agreed to by the applicable Agent and the Company pursuant to each Terms Agreement:

Trade Date:

Applicable Time:

Original Issue Date:

Principal Amount:

Price to Public:

Underwriting Discount:

Interest Rate:

Interest Accrual Date:

Interest Payment Dates:

Regular Record Dates:

Maturity Date:
Optional Redemption Terms, if any:

Initial Redemption Date:

Initial Redemption Percentage:

Annual Redemption Percentage Reduction:

Additional Terms:

Also, agreement as to whether the following will be required:

Officers’ Certificate pursuant to Section 7(b) of the Distribution Agreement.

Legal Opinion pursuant to Section 7(c) of the Distribution Agreement.

Comfort Letter pursuant to Section 7(d) of the Distribution Agreement.

Stand-off Agreement pursuant to Section 4(k) of the Distribution Agreement.